Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-195488) of Pattern Energy Group Inc. for the registration of shares of its common stock and to the incorporation by reference therein of (i) our report dated February 28, 2014, with respect to the consolidated financial statements and schedule of Pattern Energy Group Inc., included in its Annual Report (Form 10-K) and Amended Annual Report (Form 10-K/A) for the year ended December 31, 2013, filed with the Securities and Exchange Commission; and (ii) our reports dated May 1, 2014, with respect to the consolidated financial statements of Panhandle Wind Holdings LLC and Panhandle B Member 2 LLC, included in Pattern Energy Group Inc.’s Current Report (Form 8-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 5, 2014